Exhibit 10.1

Lorene Flewellen

Sr. Vice President, Human Resources

Loreneflewellen@officemax.com

June 28, 2005

Mr. Christopher C. Milliken

511 Oakwood Ave Apt 2C

Lake Forest, IL 60045-1900

Dear Chris:

This letter will confirm our agreement regarding the benefits you will receive as a result of your separation from OfficeMax and outlines how certain compensation and benefits items will be handled.

1.                                            Separation from Employment:  We agreed that your last day worked was February 11, 2005.  Your status as an employee of the company ended on that date.  Because you had reached age 55 with more than 10 years of service with the company as of your termination, your separation is considered a “retirement” for purposes of certain employee benefits, as explained in the following paragraphs.

2.                                            Severance.  We agree to pay you severance pay of $4,417,000, less all amounts paid to you between February 11 (the “Separation Date”) and the effective date of this Agreement as determined in accordance with Section 23 of this Agreement (the “Effective Date”).  The severance payment will be paid in a lump sum within 5 business days from the effective date of this Agreement.  As you know, on the good faith belief that we would reach a resolution, we have in good faith continued to pay you on regular pay periods, and will continue to do so until the earlier of (i) the Effective Date or (ii) 21 days following the date of this Agreement.  If you do not sign and return this letter within 45 days from the date of this letter or if you revoke such acceptance, we will cease payments immediately and seek reimbursement for amounts paid after the Separation Date.

3.                                            Annual Incentive:  As a participant in the 2003 OfficeMax Incentive and Performance Plan, you received an annual incentive award grant for 2005.  Because your separation is  considered a retirement, you will be eligible for a pro rata payment of the 2005 annual incentive award, if and when any payment amount is declared by the company’s board of directors in 2006. The proration shall be calculated by multiplying 42/365 times what you would have received had you remained employed for all of 2005;  other than the proration, you will not be treated differently than other executives participating in the 2003 OfficeMax Incentive and Performance Plan.

4.                                            Key Executive Stock Option Plan:  Our records show that you have the following unexercised options as of January 31, 2005:

GRANT DATE	GRANT PRICE	# UNEXERCISED
7/26/2001	$35.60	61900

Each of these options will remain subject to the terms and conditions set forth in the KESOP and the individual grants.  Because you meet the age and service requirements for your separation to be considered a retirement, these options will expire, according to their terms, upon the earlier of 5 years from the Separation Date, 10 years after the grant date, or the date upon which you provide services to any competitor of OfficeMax.  You can continue to use the exercise procedure through Charles Schwab & Co.  You are of course always subject to rules prohibiting trading when in possession of material undisclosed information about the company.

5.                                            Performance Accelerated Restricted Stock Units:  In 2004, you received a grant of 35,198 performance accelerated restricted stock units under the 2003 Boise Incentive and Performance Plan.  The number of units will be adjusted based on company performance, according to the terms of the grant.  Subject to the terms of the award, because your separation is considered a retirement due to your age and years of service, you will receive 6 / 24ths of the percentage of the unvested units which would have otherwise vested August 1, 2006, (based on the number of full months worked since the Award Date of July 31, 2004, over 24 months), plus 6 / 36ths of the percentage of unvested units which would have otherwise vested August 1, 2007 (based on the number of full months worked since the Award Date over 36 months).

The restrictions on any units you receive under this section 5 will lapse and the units will vest as soon as practical after the Performance Period has ended and the performance multiplier has been determined and applied to your Award as described in the award agreement.  Any unvested units remaining after payout will be forfeited.

6.                                            2005 Long Term Incentive:  You will not be eligible for any long term incentive awards under the 2003 OfficeMax Incentive and Performance Plan or any other plan for 2005 or after.

7.                                            Deferred Compensation:  All contributions to deferred compensation plans ended as of the Separation Date.  Your balance under the 2001 Key Executive Deferred Compensation Plan (2001 Plan) as of June 1, 2005, is $2,158,673.58 plus 20,309. shares held in the stock unit account.  This account will continue to accrue interest until distribution, pursuant to the terms of the plan.  Your balance under the 2005 Deferred Compensation Plan (2005 Plan) as of June 1, 2005, is $40,506.43.  Your balance under the Executive Savings Deferral Plan (ESDP) as of June 1, 2005, is $7,818.39.

In accordance with the terms of the plan(s), distribution of your deferred compensation account balance will be made according to your distribution election and the terms of the plan.  All payments are subject to state and federal income tax withholding.

8.                                            Pension Benefits:  You are vested in the company’s Pension Plan for Salaried Employees and in the nonqualified Supplemental Pension Plan (SPP).  You are also eligible to receive benefits under the nonqualified Supplemental Early Retirement Plan for Executive Officers (SERP).

Geoff Bridges in the Boise Milliman office sent you on February 24, 2005, pension benefit calculation information.  The Seattle Milliman Pension Service Center sent you on March 8, 2005, a retirement packet.  If you have additional questions, please contact Milliman toll-free at 800 558 6194.  Your pension may begin on the first of the month following your retirement date, subject to receipt of your election form, completion of any other requisite paperwork, and the terms of the plan.  In order for your pension to begin on the first of the month, you must contact Milliman no later than the 15th of the preceding month (for example, in order for your pension to begin on July 1st, 2005, you must contact Milliman no later than June 15th, 2005).

You are responsible for the FICA and Medicare taxes payable on the present value of your benefit under the SPP.  These taxes will be deducted from your severance pay once we have been informed of your election with respect to converting your Supplemental benefit into a lump sum or certain annuity.

Under IRS Code section 409A, adopted in 2004, distributions to a “key employee” under nonqualified plans cannot occur within 6 months of the employee’s termination date.  You meet the definition of a “key employee.”  Therefore, any distributions to you under the SPP or the SERP that would normally commence within 6 months of your termination will be delayed for that 6-month period.

9.                                            OfficeMax Savings Plan:  All contributions to this plan ended as of the  Separation Date.  Contributions will be taken from your final paycheck according to your election.  You may choose to either leave your funds in the plan or request a distribution of your account.  If you choose to request a distribution of your account, you may elect a direct rollover of taxable funds to an individual retirement account or another qualified plan, a distribution paid directly to you, or installment distributions taken quarterly, semiannually or annually.  The distribution option you choose can significantly affect the taxes (and any penalties) which may apply.  Any actions you choose to take may be accomplished by calling an OfficeMax savings plan customer service representative toll-free at 1-877-OMX-401K (1 877-669-4015).

10.                                      Financial Counseling:  You may utilize the financial counseling benefits provided to executive officers through May 1, 2006.  Your current account balance is $10,000.  Please verify the services performed by submitting signed invoices to Rosie Wenger, Benefits Analyst, in Itasca.

11.                                      Club Memberships:  Your club membership payments ceased to be paid as of the Separation Date.

12.                                      Your Time Off:  As of February 11, 2005, you had 284.87 hours of accrued and negotiated YTO, which will be paid to you once you have signed and returned this letter.

13.                                      Healthcare:  On the Separation Date, coverage provided under the Supplemental Healthcare Plan for Executive Officers ended.  Your group healthcare benefits also ended on the Separation Date, provided, however, that if you agree to the terms of this letter, you and your eligible dependents will receive healthcare coverage through February 10, 2006.  If you agree to the terms of this letter, coverage for you and your eligible dependents will be reinstated in the OfficeMax Choice Plus Medical Plan, the Delta Dental program and the VSP vision program.  Since an agreement had not been reached at the time of your separation, you enrolled in the Retiree Medical Plan and paid for the partial month of February and the months of March and April in the amount of $1,113.25.  The Company will ensure that there were no periods of non-coverage for you or your dependent from the Separation Date through the effective date of this agreement. The required contributions for healthcare coverage beginning with the Separation Date through the end of 2005 are $3,156.96.  Once we have received your agreement to the terms of this letter, a deduction from your severance pay in the amount of $2,043.71 will made for these required contributions ($3,156.96 minus $1,113.25 equals $2,043.71).  You will be notified of the 2006 contribution amounts and required payment for your 2006 coverage in December 2005.  If you do not sign and return this letter within the applicable time frame or you revoke such acceptance, your healthcare coverage will continue under the Retiree Medical Plan provided you send payment for any outstanding amounts.

14.                                      Retiree Medical Coverage:  OfficeMax’s  Retiree Medical Program offers healthcare coverage for you and your eligible dependents during retirement.  Based on your age and service, you became eligible for and elected to participate in this program upon your separation.  Assuming you return this letter within the applicable time frame, medical coverage under this program will start on February 11, 2006.

A monthly contribution is required for your coverage and your dependent coverage.  You will be informed of the cost of Retiree Medical Program at that time.

15.                                      Flexible Spending Accounts:  If you were enrolled in a Flexible Spending Account (Healthcare or Dependent Day Care), your participation ended on the Separation Date.

16.                                      Supplemental Life Insurance:  You have a life insurance policy under this plan.  The company will continue paying the premiums on your supplemental life policy through December 31, 2013, or until your death, if earlier.  The company-paid amounts will continue to be imputed as income to you.  After the company stops paying the premiums, you will have three options:  continue to pay premiums to increase the policy benefit level, cease premium payments and maintain the insurance at a face value of one times your final base pay, or terminate the policy and retain the cash value.

17.                                      General Life Insurance:  Contributory and non contributory life insurance coverage ended on your separation date.  You were previously notified of the time period during which you could have elected to convert group life coverage (company paid and optional life for yourself and dependent life for spouse) to personal life insurance policies.

18.                                      Disability and AD&D Coverage:  If you were enrolled in the optional Short Term Disability insurance, your coverage ended on the Separation Date.  Accidental Death and Dismemberment coverage and any Long Term Disability coverage ended on the Separation Date.

19.                                      Executive Outplacement Assistance:  We will provide you with outplacement assistance to assist you in locating another career position.  The company retained the firm of Drake, Beam and Morin to assist you for up to 12 months, beginning with the execution of this Agreement.

20.                                      Social Security:  Social Security benefits do not start automatically.  Once you are eligible, you must file an application to begin receiving Social Security benefits.  To get started, contact your local Social Security office or, for more information on benefits and how to apply, you can visit the Social Security website at www.socialsecurity.gov, or call Social Security toll-free at 800 772 1213.

21.                                      Medicare:  Medicare becomes available at the beginning of the month in which you turn 65 and may also be available if you are disabled.  You automatically apply for Medicare when you apply for Social Security benefits; however, you will need to decide whether you wish to enroll in “Part B” or “Medicare + Choice.”  For more information on Medicare and your options, you can visit the Medicare website at www.medicare.gov or call toll-free 800 MEDICARE (800 633 4227).

22.                                      Release and Waiver:  In consideration for payments and coverage detailed in Sections 2 through 5, 16 and 19 above, and for other good and valuable consideration, the receipt of which you acknowledge, you hereby fully, absolutely, and unconditionally remise, release, acquit, and forever discharge and covenant not to sue the company, its parent, and any and all of their predecessors, successors and assigns, affiliates, or subsidiaries, as well as all of their respective directors, officers, and employees, past, present or future, from any and all claims, losses, liabilities, demands, actions, causes of action, costs, fees (including attorneys’ fees, expenses, and costs), back pay, front pay, separation pay, right of reinstatement or reemployment, or any other obligation or liability, either known or unknown, arising out your status as an employee of OfficeMax or the termination thereof. This waiver includes but is not limited to any claims you may have under the Fair Labor Standards Act, Age Discrimination in Employment Act (“ADEA”), the Family Medical Leave Act, the Americans with Disabilities Act, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1991, any federal, state or local discrimination laws, claims relating to harassment, breach of contract or wrongful discharge, or breach of express or implied covenants, or any other federal, state or municipal statute or regulation concerning your relationship with and separation from OfficeMax prior to and including the date of this agreement.  Notwithstanding anything to the contrary in this Section 22, you shall not be obligated to release and shall not be deemed to have released the company for claims relating solely to the performance of its obligations pursuant to this agreement.

Nothing set forth in this paragraph or in this Agreement shall preclude you from raising any counterclaims or cross claims not released in this Section 22, in any action brought against you by the Company, its parent, and any and all of their predecessors, successors and assigns, affiliates, shareholders or subsidiaries, as well as all of their respective directors, officers, and employees, past present, or future.

23.                                      Advice to Seek Counsel, Revocation of the Agreement, and Effective Date:  Based on federal law, we are required to advise you to seek legal counsel.  You affirm that you have been advised to seek counsel before signing this agreement and have been given up to 21 days to seek counsel and consider this agreement.  You understand that you have 7 days after signing this agreement to revoke your acceptance.  Revocation must be in writing, sent certified mail, return receipt requested to the following address:  OfficeMax, Attention:  General Counsel, 150 Pierce Rd., Itasca, IL  60143 and received within that 7-day period.  The effective date of this agreement shall be the day on which the 7-day period expires provided that you have not effectively revoked your acceptance.  If you choose to revoke this agreement, the company will not be obligated to make payment of any benefits specified herein, except as may be specifically required under the terms of the appropriate plan documents or other governing documents.  If you need a copy of any plan document (or summary) for the plans addressed in this letter, please let me know.  The company shall not be obligated to pay any of your legal fees.

24.                                      Sole Agreement:  You affirm that the only consideration for your entry into this agreement is the terms stated above and no other promise or agreement of any kind has been made to or with you by any persons or entity to cause you to sign this agreement.

25.                                      Confidentiality, Nondisclosure, and Nondisparagement:  The Company is a leader in a highly competitive market.  During the course of your employment, you had access to information and knowledge about the Company, including but not limited to marketing plans, sales and/or cost information, salaries, operational systems, financial data and customer names, buying histories and other related or like information, that the Company considers confidential and which, if disclosed to a competitor of the Company, could be harmful to the Company’s business and competitive position (all of which is referred to in this agreement as “Competitive Information”).  Other than in connection with pending litigation or as required by law or by order of a court of competent jurisdiction, you agree not to disclose, and confirm that you have not disclosed, Competitive Information to any person who has not been authorized by the Company to receive such information.  If the Company utilizes the services of in-house counsel or outside attorneys for the purposes of enforcing any of the provisions of this paragraph, the Company shall be entitled to recover its attorneys’ fees, costs, and expenses of such enforcement efforts, in addition to all damages and other remedies recoverable by the Company.

You further agree not to communicate, discuss, or otherwise make any reference, express or implied, either orally or in writing, to any of the specific terms, covenants, or conditions of this agreement; provided that you shall be permitted to disclose this agreement to your spouse, attorney, tax preparer, and/or accountant, whom you will instruct to preserve confidentiality, and the Company shall be permitted to disclose this agreement as required or advisable under law.

You also agree not to make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, the Company.  Company, as well as all of its respective directors and officers acting in their official corporate capacity, agree not to make any oral or written communication to any person or entity which disparages, or has the effect of damaging your reputation.

Nothing in this Section 25 shall in any way be understood or interpreted to preclude or limit you  (i) from pursuing any legal rights which you have not released in Section 22 of this agreement; or preclude you or the Company: (ii) from communicating with governmental agencies pursuant to legislation, regulations, or agency action permitting or requiring such communications; or (iii) from complying with any valid and enforceable subpoena or other legal process, or from testifying in deposition or at trial in any proceeding.  You agree that in the event you receive a subpoena or other legal process requesting that you provide or disclose any information of the Company which you learned during the course of your employment, you will promptly notify the Company in writing of the request, provide the Company with a copy of the subpoena or other legal process, take all steps necessary to permit the assertion of any applicable rights or privileges with regard to the information requested, and will not waive any privilege or objection to the production or disclosure of such information without the consent of the Company.

26.                                      Noncompete Agreement:  Please review the continuing obligations that you have to the company under the Boise Cascade Office Products Corporation Confidential Information and

Noncompetition Agreement which you executed on April 10, 1995. Please note that you have continuing obligations for a minimum period of 12 months from February 11, 2005.  Further, several of the executive compensation plans discussed above contain provisions which could impact your benefits if you accept employment with a competitor of OfficeMax.

27.                                      Return of Company Property:  To the extent you have not already done so, you agree to arrange to have all files, records, documents, drawings, specifications, computers and other equipment, software, data relating to the business or personnel of OfficeMax, keys, credit and security cards, and other such property returned to the company immediately.

28.                                      Further Communications:  Further correspondence, such as W 2s, will be mailed to the most current address we have on file.  Let OfficeMax know of any address changes by contacting HR Services at 1-888-466-2947 (888-4-OMX-HR).

29.                                      Choice of Law.  You and the company agree that all matters relative to the construction and interpretation of this Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois.

If the foregoing accurately reflects your understanding of the agreement between you and the company regarding your separation and the various compensation and benefit programs in which you participate, please indicate your acceptance by signing this letter and returning it to me.  A copy is enclosed for your file.

Very truly yours,

/s/ Lorene Flewellen

Lorene Flewellen
SVP Human Resources

Enclosures

LF/db

ACCEPTED AND AGREED THIS 6TH DAY OF JULY, 2005

/s/ Christopher C. Milliken
Christopher C. Milliken